Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-210777) and Form S-8 (Nos. 333-198240, 333-202886 and 333-210059) of Ocular Therapeutix, Inc. of our report dated March 10, 2017 relating to the financial statements, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP

Boston, MA

March 10, 2017